Exhibit 99.1

SURVEYMONKEY HIRES AUTODESK EXECUTIVE DEBBIE CLIFFORD AS ITS NEW CHIEF FINANCIAL OFFICER

June 3, 2019

Clifford brings nearly 20 years of operational finance experience and leadership in SaaS business model transformation

SAN MATEO, CALIF. — June 3, 2019 — SurveyMonkey (Nasdaq: SVMK), a leading global survey software company, announced today that Debbie Clifford will join its leadership team on July 8 as chief financial officer.  In her new role, Clifford will oversee all aspects of finance including financial strategy, planning and analysis, accounting, tax, treasury, and investor relations, in addition to strategic planning and corporate development.  With the addition of Clifford, the majority of SurveyMonkey's executive team members will be women.

Clifford spent the past 13 years in several finance positions at design software company Autodesk, which generates $2.5B+ in annual revenue across its more than 9,000-employee organization. Most recently serving as vice president of financial planning and analysis, Clifford led the finance effort at Autodesk during its strategic business model transformation into the healthy growing, highly profitable large cap business it is today.  She was also actively involved in strategic acquisitions and investor relations.  Prior to Autodesk, she held positions at Virage, Inc. and Ernst & Young.

“Debbie is a highly respected finance executive whose leadership and operational rigor will be critical as we accelerate our enterprise and international expansion efforts,” said Zander Lurie, chief executive officer at SurveyMonkey. “As one of the key architects of Autodesk’s SaaS transformation, Debbie’s experience and skillset will complement our seasoned executive team as we deepen our relationships with thousands of enterprise customers with new products and growth strategies.”

“I’m delighted to join the team at SurveyMonkey, a company focused on helping organizations turn feedback into actionable insights,” said Clifford. “This is an exciting time as the company capitalizes on its massive footprint to accelerate growth, and I look forward to working with this smart, diverse team to ensure strong financial execution that creates value for customers, employees and shareholders.”

Clifford serves on the boards of Harmonic, a video technology and services company, and GeoHazards International, a disaster prevention organization.  She holds a Bachelor of Arts in Political Science from the University of California Los Angeles, and a Masters in Business Administration from Stanford Graduate School of Business.

About SurveyMonkey

SurveyMonkey is a leading global survey software company on a mission to power the curious. The company’s People Powered Data platform empowers over 17 million active users to measure and understand feedback from employees, customers, website and app users, and the market. SurveyMonkey’s products, enterprise solutions and integrations enable 350,000+ organizations to solve daily challenges, from delivering better customer experiences to increasing employee retention. With SurveyMonkey, organizations around the world can transform feedback into business intelligence that drives growth and innovation.

Media contact:

Sandra Gharib

sandrag@surveymonkey.com

Investor Relations:

Karim Damji

investors@surveymonkey.com